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                                  NEWS RELEASE
FOR IMMEDIATE RELEASE                               CONTACT:  JOHN S. MACMILLAN
                                                                 (406) 756-2417
                              GLACIER BANCORP, INC.
                 COMPLETES MERGER WITH MISSOULA BANCSHARES, INC.

Kalispell, Montana December 31, 1996 - Effective December 31, 1996, Glacier Bancorp, Inc. (Glacier) completed its pending merger with Missoula Bancshares, Inc., parent company of First Security Bank of Missoula, Montana. The shareholders of Missoula Bancshares, Inc. and Glacier Bancorp, Inc., at special shareholder meetings held November 13, 1996, overwhelmingly approved the merger with Glacier. All necessary regulatory approvals have been obtained.

Missoula Bancshares, Inc. shareholders will be entitled to receive approximately 1,116,279 new shares of common stock valued at about $26.6 million. The total number of Glacier shares outstanding will increase to about 4.5 million.

Glacier Chairman & CEO John MacMillan and Missoula Bancshares President & CEO William L. Bouchee jointly announced that, "Expansion into the Missoula market further strengthens Glacier's strong northwestern Montana franchise and is intended to enhance long-term shareholder value and promote opportunities to deliver expanded financial services to a broader customer base. Both companies command a strong presence in the growing western Montana markets; focus on providing excellent customer service; and will retain local management and decision making."

According to MacMillan, "First Security Bank will continue to operate under its own name, with a local board of directors, management, and employees, and local decision making authority. First Security has consistently been one of the strongest performing banks in the whole country in recent years, attesting to the strong management of the bank".

William L. Bouchee and Allen J. Fetscher, Chairman of Missoula Bancshares, will become members of Glacier board of directors.

Combined assets of the two organizations approach $530 million with approximately $50 million in shareholder's equity, with market capitalization in excess of $100 million.

Headquartered in Kalispell, Montana, Glacier conducts business from Glacier Bank with ten banking offices in Northwest Montana, two offices in Billings, and an office in Hamilton, Montana, First National Bank of Whitefish, First National Bank of Eureka, both located in northwest Montana, and now First Security Bank of Missoula in Western Montana.

Glacier Bancorp has terminated the 5% common stock repurchase authorized as of August 9, 1996.

Glacier Bancorp, Inc. stock is listed on the NASDAQ National Market System and is traded under the symbol of Glacier.